May 12, 2009

Dear Shareholder:

Questar Corporation filed and distributed its proxy materials in early April and will hold its annual meeting on May 19, 2009.  Among the items that require a shareholder vote is the amendment and approval of the Questar Long-term Cash Incentive Plan (LTCIP).  Proposal number 7 on the Questar proxy statement asks shareholders to approve the LTCIP as required under I.R.S Section 162(m) and raise the cap from $1.5 million to $8 million.

The Risk Metrics Group (RMG-formerly ISS) has opposed Proposal number 7.  For reasons set out below, the Questar Board believes that RMG’s recommendation is based on flawed logic, and that their opposition to Proposal 7 is contrary to their own standards and to the interests of Questar shareholders.  Therefore, the Board is asking Questar shareholders to ignore the RMG recommendation and vote for Proposal number 7.

The LTCIP is a performance-based plan, put in place by the Board with the intent to place more of management’s long-term compensation at risk, tied to Questar total shareholder return (TSR) relative to a pre-defined group of Questar peer companies.  As described in the proxy, the board, with market analysis provided by Hewitt and Associates, targets the market 50th percentile for total direct compensation, annual cash compensation, and long-term compensation for each of the named officers.  Historically, most of the value of the long-term compensation component has been granted in the form of restricted stock and/or stock options.  But, the Board intent going forward is to shift more long-term compensation to the LTCIP, and away from restricted stock and stock options, thus putting more of named executive compensation at risk, tied to TSR.  The current $1.5 million cap limits the Board’s ability to do so, particularly for the higher-paid executives.

The basis for RMG’s opposition to this proposal is illogical.  RMG concedes that “the performance measures in the plan are appropriate for the company given its line of business, long-term strategic objectives, and industry-specific measures for assessing market competitiveness.”  However, RMG determined that Teresa Beck, one of the members of the Board committee that administers the LTCIP, is an “Affiliated Outsider” because she has for many years served as a trustee of The Nature Conservancy.  That is the sole basis for RMG’s decision to oppose the LTCIP.

According to RMG’s logic, Ms. Beck is not independent because in 2008 Questar Market Resources QMR) entered into a services contract with The Nature Conservancy of Wyoming (TNCW).  Pursuant to that contract, TNCW performs wildlife habitat evaluation and recommends mitigation work related to three of the company’s natural gas-development project areas in the Rockies, including the Pinedale Anticline in southwest Wyoming.  QMR retained TNCW to perform this work because of its expertise on wildlife habitat issues, its prior experience performing similar work on another major energy development project in Wyoming, and its reputation as a voice for environmentally-responsible development.  Ms. Beck’s position as a trustee of the national board of The Nature Conservancy had nothing to do with the selection of TNCW.  QMR selected TNCW after numerous meetings and consultations regarding the work to be performed and expected work product and based on positive feedback from the industry and government agencies that were involved with TNCW’s similar work in the Jonah and Wamsutter development projects in Wyoming.

RMG’s own voting standard contradicts its current position. The definition of “Affiliated Outsider” addressing professional services requires that the director “currently provides (or a relative provides) professional services….”  In other words, the professional services section contemplates a director himself or herself (or a relative) who provides services.  There is no mention of a trustee of a charitable organization where the organization provides services.  A fair reading of this section indicates that it does not address this situation.  As a trustee of The Nature Conservancy, Ms. Beck is not an employee or partner, has no ownership interest in the organization and has no financial stake in its success.  Because of her devotion to environmental causes, Ms. Beck serves as a trustee of a national environmental organization.  A related organization, TNCW performs work for the benefit of the public that is in no way related to Ms. Beck’s position on the national board.  Ms. Beck does not perform that work, nor does a relative of hers.  It is difficult, therefore, to see how this situation fits within the professional services definition of an Affiliated Outsider.

The Long-term Cash Incentive Plan is a shareholder-friendly plan. If shareholders do not approve the plan, under IRS code 162 (m) the company will not be allowed to deduct LTCIP payout above a threshold.  This outcome will have the unintended consequence of shifting more of named-officer compensation away from LTCIP to restricted stock and stock options – contrary to what RMG advocates, and in the Board’s view contrary to the interests of Questar shareholders.  RMG has chosen to oppose the Plan on a hyper-technical, and we believe incorrect, reading of its own standards. Ms. Beck is unquestionably independent under the standards set by the NYSE and she is a superb director who has received national recognition for her board service.  For these reasons, we ask shareholders to support Proposal number 7.

Questar Corporation

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